UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 8, 2011

Loreto Resources Corporation
 (Exact name of registrant as specified in its charter)

Nevada	000-1380412	20-5308449
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1266 1st Street, Suite 4 Sarasota, FL 34236
(Address of principal executive offices)	(Zip Code)

(941) 365-5081

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On March 8, 2011, Loreto Resources Corporation (the “Company”) completed its initial closing (the “Initial Closing”) of a private placement (the “Offering”) of $90,000 principal amount of its 10% Convertible Notes due March 31, 2012 (the “2011 Notes”).  At the Initial Closing, the Company received proceeds of $29,935.00 from its sale of the  2011 Notes.  The 2011 Notes will be automatically converted at the initial closing of the Company’s next private placement in which the Company sells at least $1,000,000 of its securities.  The Company expects to have a second and final closing of this Offering by March 31, 2011.

Upon the first closing of the 2011 Notes Offering, the approximately $150,000 in 10% convertible promissory notes that the Company sold to certain investors in November 2010 converted into the 2011 Notes, by their terms.

The Offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and Section 4(2) of the Securities Act.  The 2011 Notes were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.  No commissions were paid in connection with the Offering.

The Company intends to utilize the proceeds of the Offering for working capital and general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loreto Resources Corporation

Date:	March 14, 2011	By:	/s/ Luis F. Saenz
Luis F. Saenz, President